Exhibit 99.1

Auxilium Pharmaceuticals, Inc. and Asahi Kasei Pharma Corporation Enter Agreement

to Develop, Commercialize and Supply XIAFLEX® In Japan

Asahi Kasei Obtains Exclusive Rights for Two Indications

Malvern, PA (March 22, 2011) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) and Asahi Kasei Pharma Corporation announced today that they have entered into a long-term strategic alliance for the development, commercialization and supply of XIAFLEX® (collagenase clostridium histolyticum), a novel, first-in-class biologic for the treatment of Dupuytren’s contracture and Peyronie’s disease. Under the terms of the agreement, Asahi Kasei Pharma will receive exclusive rights to commercialize XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Japan. Asahi Kasei Pharma will be primarily responsible for the clinical development, regulatory and commercialization activities for XIAFLEX in Japan.

XIAFLEX has been approved by the U.S. Food and Drug Administration and the European Commission for the treatment of Dupuytren’s contracture. Asahi Kasei Pharma expects to begin clinical trials for XIAFLEX for the treatment of Dupuytren’s contracture in 2012. XIAFLEX is also being evaluated in a global phase III development program for Peyronie’s disease with top line data expected in the first half of 2012.

“Today, Asahi Kasei Pharma and Auxilium have forged a partnership, which we believe has the opportunity to offer the first, effective nonsurgical treatment for two diseases in Japan,” said Armando Anido, Chief Executive Officer and President of Auxilium. “With the strength of Asahi Kasei Pharma’s development and commercialization organizations in Japan, we believe this relationship greatly enhances our ability to effectively introduce this potentially groundbreaking product.”

Asahi Kasei Pharma will pay Auxilium $15 million upfront. Under the terms of the agreement, Asahi Kasei Pharma will also make up to $247 million in potential milestone payments, with $37 million tied to development and regulatory milestones and $210 million based on sales milestones. Auxilium will receive increasing tiered double-digit royalties based on sales of XIAFLEX in Japan and will supply product to Asahi Kasei Pharma at a predetermined cost.

“Our partnership with Auxilium reinforces Asahi Kasei Pharma’s commitment to seek out innovative products that complement our existing portfolio in orthopedics and urology and address significant unmet medical needs in Japan,” said Toshio Asano, President and Representative Director of Asahi Kasei Pharma. “We look forward to combining our organizational strengths to develop the potential for XIAFLEX as a novel nonsurgical treatment for patients suffering from Dupuytren’s contracture and Peyronie’s disease in Japan.”

Auxilium will remain primarily responsible for the global development of XIAFLEX in Peyronie’s disease and will be responsible for all clinical and commercial drug manufacturing and supply. Asahi Kasei Pharma will be responsible for clinical development and regulatory activities and associated costs in Japan. Furthermore, Asahi Kasei Pharma will have a right of first negotiation to obtain exclusive rights to commercialize XIAFLEX pipeline indications in Japan.

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum) is a biologic approved in the U.S. and the EU for the treatment of adult Dupuytren’s contracture patients with a palpable cord. XIAFLEX is a novel nonsurgical treatment for this condition and consists of a highly purified combination of several subtypes of collagenase, derived from clostridium histolyticum, in specific proportion. It is also in phase III of a global development program for the treatment of Peyronie’s disease and is in phase II of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Together, they work synergistically to break the bonds of the triple helix collagen structure more effectively than human collagenase.

Claims for Auxilium’s U.S. Patent No. 7,811,560 include, among other things, purified collagenase, which is the active component in XIAFLEX (collagenase clostridium histolyticum). This patent entitled “COMPOSITIONS AND METHODS FOR TREATING COLLAGEN-MEDIATED DISEASES” is expected to expire in July 2028. The Company has filed continuation applications with the USPTO, which, if granted, may expand the scope of patent claims covering XIAFLEX. An international patent covering the same claims as the U.S. patent is currently under review outside of the U.S.

About Dupuytren’s Contracture

Dupuytren’s contracture is a condition that affects the connective tissue that lies beneath the skin in the palm. The disease is progressive in nature. Typically, nodules develop in the palm as collagen deposits accumulate. As the disease progresses, the collagen deposits form a cord that stretches from the palm of the hand to the base of the finger. Once this cord develops, the patient’s fingers contract and the function of the hand is impaired. The incidence of Dupuytren’s contracture is highest in Caucasians, historically those of Northern European descent, with a global prevalence of three to six percent of the Caucasian population. (1) The incidence of Dupuytren’s contracture in a Japanese population is estimated to be less than seen in Caucasian populations. Most cases of Dupuytren’s contracture occur in patients older than 50 years. (2)

The most frequently affected parts of the hand associated with Dupuytren’s contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved. XIAFLEX is the only drug approved by the U.S. Food and Drug Administration for treatment of Dupuytren’s contracture, which has historically been treated primarily by an open surgical procedure.

(1)	American Academy of Orthopaedic Surgeons. http://orthoinfo.aaos.org/topic.cfm?topic=A00008
(2)	Badalamente, M. A., Hurst, L. C. et al., Collagen as a Clinical Target: Nonoperative Treatment of Dupuytren’s Disease, The Journal of Hand Surgery, (2002;27A:788-798)

About Peyronie’s Disease

Peyronie’s disease is the development of collagen plaque, or scar tissue, on the shaft of the penis that hardens and reduces flexibility, thus causing pain and forcing the penis to bend or arc during erection. This may prevent intercourse. In addition to difficulty with sexual intercourse, Peyronie’s disease may also be associated with emotional distress, bother, loss of self-esteem and depression.

Prevalence of Peyronie’s disease is estimated to be approximately 5% in adult men, but actual prevalence may be higher, based on autopsies. (1,2,3,4)

(1)	Bella A. Peyronie’s Disease J Sex Med 2007;4:1527–1538
(2)	Lue TF, et al. Summary of the recommendations on sexual dysfunctions in men. J Sex Med 2004;1:6–23.
(3)	Mulhall JP, et al. Subjective and objective analysis of the prevalence of Peyronie’s disease in a population of men presenting for prostate cancer screening. J Urol 2004;171:2350–3.

(4)	Smith BH. Am J Clin Pathol. 1966;45:670-678.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism. Auxilium has two projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

About Asahi Kasei Pharma

Asahi Kasei Pharma Corporation, headquartered in Tokyo, Japan, is a research-based healthcare innovator that discovers, develops, manufactures, and markets products for the pharmaceutical, diagnostics, and medical nutrition markets. Asahi Kasei Pharma is a wholly owned business unit of Asahi Kasei Corporation, a US$15 billion technology company that provides innovative, science-based solutions to a diverse range of markets including chemicals and plastics, apparel, housing and construction, healthcare, and electronics.

AUXILIUM SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing of release of results from the phase III trial for XIAFLEX for the treatment of Peyronie’s disease; Asahi Kasei Pharma’s ability to develop, register for approval and commercialize XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in the licensed territory; Auxilium’s receipt of milestone payments and royalties from Asahi Kasei Pharma; the benefits of the strategic alliance between Auxilium and Asahi Kasei Pharma; the patent protection for XIAFLEX; the number of people suffering from Dupuytren’s contracture and Peyronie’s disease and products in development for Peyronie’s disease and Frozen Shoulder syndrome. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, the performance of third-party service providers, decisions by regulatory authorities regarding whether or when to proceed to the next phase of clinical trials, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

or

Minoru Takada

General Manager, Business Development & Licensing

Asahi Kasei Pharma Corporation

+81-3-3296-3631

licensing@om.asahi-kasei.co.jp

or

Asahi Kasei Corporation

Corporate Communications

+81-3-3296-3008

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